                                                 EXHIBIT 10c

Verizon
Executive Deferral Plan
(October 13, 2025)

Withholding and Other Tax Consequences.........................................................................................................................…18

        VERIZON EXECUTIVE DEFERRAL PLAN

Introduction
The Verizon Executive Deferral Plan (the “Plan” or “EDP”) provides an easy way for you to set aside for the future a portion of your annual base salary, as well as all or a portion of your short-term incentive award and if you are in career Band 2 or above, certain long-term incentive awards, in each case, in order to defer current Federal, State and Local income taxes (where applicable) and to receive valuable matching credits from Verizon Communications Inc. and its participating subsidiaries (the “Company”). It reaches beyond the limits of a traditional 401(k) plan to provide additional wealth accumulation opportunity. For non-employee directors, it allows for the deferral of your annual cash retainer, associated meeting fees, and equity compensation.
•The EDP allows you to defer a portion of your annual base salary and all or a portion of your short-term incentive award or non-employee director annual cash retainer and associated meeting fees and if you are in career Band 2 or above, certain Verizon long-term incentive awards granted on or after October 13, 2025 to the extent permitted by the terms of that award; and
•The EDP also allows you to receive a Company match on the amounts you defer up to 6% of your eligible base salary and short-term incentive award, without any limitations imposed by the Internal Revenue Code. However, non-employee members of the board of directors are not eligible for a Company match, and the deferral of any long-term incentive awards will not be eligible for a Company match.
References to “short-term incentive award” in the Plan include short-term incentive awards paid by Verizon or its participating subsidiaries under the applicable Short-Term Incentive Plan.
For years prior to 2018, certain long-term incentive awards could be deferred under the Plan by certain Active Participants (those deferrals were not eligible for Company match). Long-term incentive awards deferred prior to 2018 remain subject to the terms of the award and the applicable deferral election. For long-term incentive awards granted during the period January 1, 2018 through October 13, 2025, deferrals under the Plan were not permitted. For Active Participants in career Band 2 or above, effective as of October 13, 2025, you will be eligible to defer annual long-term incentive awards granted on or after such date in accordance with the terms and conditions of the Plan to the extent permitted by the terms of the long-term incentive award.
With respect to Plan years prior to 2020, the Company credited discretionary profit sharing contributions under the Plan. The Company does not anticipate crediting such profit sharing contributions with respect to Plan years after 2019, but amounts previously credited remain subject to the terms of the Plan as described herein.
Because the EDP is an account-based plan, your benefit will equal the balance in a bookkeeping account kept for you under the Plan. In addition, the EDP offers a broad variety of hypothetical investment options and your account balance will increase or decrease depending on the performance of the investment options you choose. Therefore, you should exercise care when choosing among the hypothetical investment options available under the EDP.
The savings opportunities offered by the EDP allow you to set aside more money for your future than you could if you were able to make deferrals only under the Verizon Savings Plan for Management Employees (the “Savings Plan”).

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        VERIZON EXECUTIVE DEFERRAL PLAN

Effective as of April 11, 2014, the Verizon Wireless Executive Deferral Plan (the “Wireless EDP”) was merged into the EDP. The terms of the EDP now govern amounts that were previously deferred under the Wireless EDP.
The Plan succeeds the Verizon Income Deferral Plan (the “IDP”), the Verizon Deferred Compensation Plan for Non-Employee Directors (the “Directors’ Plan”), and the Verizon Wireless Executive Savings Plan (the “ESP”) which were frozen as of December 31, 2004. If you were a participant in the IDP, the Directors’ Plan or the ESP, vested amounts in your account in those plans as of December 31, 2004 remain in those plans and are subject to the rules that govern those plans. However, to comply with changes in the law that were effective January 1, 2005, amounts credited to your IDP account that were not vested as of December 31, 2004, were transferred to the EDP and are subject to the rules that govern EDP accounts generally.
This plan document sets forth the terms of the EDP, as they are in effect as of October 13, 2025. If you have any questions about your EDP benefits, please contact the Executive Compensation department at execcomp.support@verizon.com.

Plan Highlights

Nature of Plan and Benefit	Your Plan benefit is based on an account balance and will equal the vested value of that account balance when you receive payments from the Plan. The value of your account balance will increase or decrease based upon the performance of the hypothetical investment options you elect. The Plan is an unfunded, nonqualified benefit plan.
Deferrals for Active Participants
•You can defer up to 100% of the portion of your base salary that exceeds the limit that the Internal Revenue Code imposes on funded, tax-qualified plans ($350,000 in 2025 and $360,000 in 2026) (your “eligible base salary”).
•You can defer up to 100% of your short-term incentive award or directors’ annual cash retainer and associated meeting fees (“directors’ fees”).
•If you are an employee in career Band 2 or above, you may also be able to defer between 20% and 100% of your annual long-term incentive award under the applicable Verizon long-term incentive plan to the extent otherwise permitted under the terms of the award.
•Generally, deferral elections for your eligible base salary, short-term incentive award, annual Verizon long-term incentive award (which includes both Performance Stock Units (PSUs) and Restricted Stock Units (RSUs)) and directors’ fees for a year must be submitted during an enrollment period in November or December of the preceding year and cannot be changed after December 31st of the year you make the election. If you were not eligible to participate in the EDP and are hired into a career band 2 or above position, you will generally be provided a 30-day window in which to submit your salary and/or incentive deferral elections, if appropriate. Newly-appointed non-employee members of the board of directors of the Company will generally be provided a 30-day window to submit such elections with respect to directors’ fees earned after the date of the election.

Company Match
•The Company will add a “Matching Credit” to your account if you defer eligible base salary and short-term incentive under the Plan and if, in the case of deferrals of short-term incentive, you are employed by the Company on the date the short-term incentive awards for the applicable year are paid to employees generally.
•You will receive a matching credit of $1.00 for every $1.00 of the first 6% of your eligible base salary and short-term incentive that you defer.

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        VERIZON EXECUTIVE DEFERRAL PLAN

•Matching Credits for base salary deferrals are made with each applicable pay period. Matching Credits for short-term incentive deferrals are credited to your account on the date that short-term incentive awards for the applicable year are paid to employees generally.
•Any deferrals of long-term incentive awards are not eligible for Company Matching Credits.
•All Matching Credits are allocated to the Verizon Stock Fund, a hypothetical unitized investment option in which the values of units of the Verizon Stock Fund are based primarily on the price of Verizon common stock, but a small portion is invested in cash or cash equivalents and other short-term investments.
•Non-employee members of the board of directors are not eligible for any Company Matching Credits.

Account Options
•You can generally elect to have your Personal Deferral Credits treated as if they were invested in any of the hypothetical investment options that mirror the performance of the Savings Plan investment options or in a hypothetical option that provides a return that mirrors the yield on certain corporate bonds.
•Notwithstanding the foregoing, any deferral of long-term incentive awards on or after October 13, 2025 will initially and automatically be invested in the hypothetical Verizon Stock Fund and you may elect to diversify those amounts into other available hypothetical investment options only after certain requirements are satisfied.
•Company Matching Credits are invested in the hypothetical Verizon Stock Fund and you may elect to diversify those amounts into other available hypothetical investment options only after certain requirements are satisfied.

Distributions from the Plan of Your Personal Deferrals
•At the time you make your deferral election, you must also elect when and how you would like to have your benefit distributed. You may elect one of the following distribution forms:
–One lump sum payment; or
–Annual installments (between 2 and 20 years).
For long-term incentive (LTI) award deferral election commencing October 13, 2025, your benefit may only be distributed in one lump sum payment.
•Distributions can generally begin at separation from service (subject to a six-month delay for specified employees) or on a specified date either before or after your separation from service. Special rules apply to long-term incentive awards that are deferred and that are paid after the year you separate from service.
•If you elect to receive a lump sum or to begin receiving installments on a specified date, the earliest you can receive a distribution is 2 full years following the year in which the amount that you elected to defer is credited to your account. For LTI deferrals after October 13, 2025, distributions may only be made at separation from service or in January of the 5th year after the year the annual LTI award was granted.
•If you elect to receive a lump sum or to begin receiving installments at separation from service, your distribution election is irrevocable.
•If you elect to receive a distribution based on a specific date, you can change your distribution election to a new specific date provided that (1) you make the election change at least 12 months prior to the originally scheduled distribution date, (2) you delay the date you would have otherwise received each distribution by at least 5 years, and (3) you do not receive your distribution sooner or over a shorter period of time. Note that you cannot change your distribution election from a specific date to a distribution at separation from service.

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Distributions from the Plan of Company Matching Credits
•All Company Matching Credits in your EDP account will be distributed in a lump sum payment following your separation from service (or six months after your separation from service if you are a specified employee).

Vesting
•Your personal deferrals under the Plan are vested immediately. For the avoidance of doubt, any long-term incentive awards deferred under the Plan will remain subject to the underlying terms and conditions (including, without limitation, with respect to vesting and forfeiture) of the agreements pursuant to which they are granted.
•Your Company Matching Credits vest at the same time you vest in the employer contributions under the Savings Plan.
•Your Company Matching Credits will also vest if (1) your employment is involuntarily terminated without cause, (2) you become disabled, (3) you die, or (4) there is a change in control of Verizon Communications Inc.
•Any other Company credits transferred to the EDP from another plan (including Retirement Credits transferred from the IDP) will vest according to the vesting schedule in place under the other plan at the time of the transfer. Because the Wireless EDP was merged into the EDP, any Company credits originally credited under the Wireless EDP will vest according to the vesting schedule in place under the EDP (which is the same schedule as under the Wireless EDP).

* This Table is a brief summary of the terms of the EDP, which are set forth in the remainder of this plan document.

Participating in the Plan

You can participate in the Plan on either an “Active” or an “Inactive” basis. The principal difference between the two is that, as an Active Participant, you can make deferrals into your EDP account and you are eligible to receive Matching Credits (except that Matching Credits are not provided to non-employee members of the Company’s Board of Directors (the “Board”)). As either an “Active” or “Inactive” Participant, you can invest your EDP account in the hypothetical investment options available under the Plan and elect when you will receive distributions of the balance in your Plan account.

Active Participation
You are an “Eligible Employee” for purposes of the Plan if you are a U.S.-based (domestic) employee in career Band 5 or above. If you are hired or promoted to an Eligible Employee position on or after October 13, 2025, you will become an Active Participant effective as of the following January 1 provided you are an Eligible Employee on that date. You may make a deferral election during the annual enrollment period that precedes the date you become an Active Participant. Notwithstanding the foregoing, effective October 13, 2025, if you were not eligible to participate in the EDP and are hired into a career band 2 or above position, you will generally be provided a 30-day window in which to submit your salary and/or incentive deferral elections, if appropriate, under a special rule for newly eligible employees (as discussed later herein).
If you become a non-employee member of the Board, you will automatically become an Active Participant in the Plan on the date you become a non-employee member of the Board. You will have 30 days to make a deferral election under a special rule for newly eligible non-employee Board members (as discussed later herein).
Once you become an Active Participant, you will remain an Active Participant eligible for the Plan provisions applicable to Eligible Employees and non-employee members of the Board for as long as you are an Eligible Employee or a non-employee member of the Board.

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Inactive Participation
You will become an Inactive Participant if your employment with the Company ends, if you are demoted below the status of Band 5, if you cease to be a non-employee member of the Board or a domestic employee, or if you die. Once you become an Inactive Participant, you will remain an Inactive Participant as long as you have a positive balance in your EDP account or until you become an Active Participant again.

Your Account Balance

Your Beginning Balance
Depending on the circumstances under which you became an Active Participant, you might have a beginning balance in your EDP account.
Effective as of April 11, 2014, the Verizon Wireless Executive Deferral Plan (“Wireless EDP”) was merged into the EDP. The terms of the EDP now govern amounts that were previously deferred under the Wireless EDP.
If you participated in the Verizon Income Deferral Plan (“IDP”) or the Verizon Deferred Compensation Plan for Non-Employee Directors (“Directors’ Plan”) prior to January 1, 2005, any unvested benefit under those plans was transferred to the EDP and credited to your EDP account as a beginning balance. (As noted in “Effect on Other Benefit Plans”, you will no longer be eligible under the transferor plan for a benefit based on the amounts transferred to the EDP.) Any amounts that were transferred from another plan to the beginning balance in your EDP account will be characterized as “Personal Deferral Credits,” “Company Matching Credits,” or “Retirement Credits” (as defined below) by the Plan administrator depending on the nature of those credits under the plan from which the amounts were transferred.
Amounts transferred to the Plan may be subject to various restrictions in addition to those described here. The Plan administrator will advise you if any such restrictions apply to any part of your EDP account.
Adding To Your Balance
The balance in your EDP account can increase while you are an Active Participant through your deferral of compensation into your EDP account and through Company Matching Credits that are added to your EDP account. As previously noted, the value of your account may also increase or decrease due to the performance of the hypothetical investments to which your account balances are allocated.
Your Deferral of Compensation
Personal Deferral Credits
The Internal Revenue Code limits the amount of your pay that can be treated as “compensation” under the Company’s “qualified” savings plan and “qualified” pension plan. This limit (also referred to as the Code Section 401(a) (17) limit) in 2025 is $350,000 and $360,000 in 2026 and is subject to adjustment in future years. Any base salary you earn over this limit (as adjusted) is referred to under the Plan as “eligible base salary.” For purposes of the Plan, “base salary” means the annual base rate of cash

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compensation payable by the Company to an Active Participant during a calendar year, excluding incentive compensation, bonuses, special/overtime pay bonuses, severance payments, and other irregular compensation and payments.
As an Active Participant, you can elect to defer receipt of all or part of your eligible base salary if you are an Eligible Employee or your annual cash retainer and any associated meeting fees (“directors’ fees”) if you are a non-employee member of the Board. The amount deferred will be credited to your EDP account. In addition, if you are an Active Participant who is an Eligible Employee, you may defer all or part of your short-term incentive into your EDP account. For purposes of the Plan, “short-term incentives” include short-term incentive awards paid by Verizon or its subsidiaries under the applicable Short-Term Incentive Plan, but do not include any payment that is made in connection with your separation from service prior to the date that the short-term incentive awards for the year are payable to employees generally. If you are an employee in career Band 2 or above, you may also be able to defer receipt of certain other forms of compensation (including certain long-term incentive awards) if permitted by the Plan administrator.
If you elect to defer compensation under the Plan, you waive your right to receive the amount deferred at the time it would otherwise be paid and agree instead to receive the deferred amount under the terms of the Plan.
Your deferrals of eligible base salary, short-term incentive, long-term incentives, and/or directors’ fees are your “Personal Deferral Credits” under the EDP and the portion of your EDP account balance attributable to your Personal Deferral Credits, as adjusted to reflect investment performance, is your “Employee Balance” under the Plan.
Election to Defer Compensation
If you want to elect to defer all or part of your eligible base salary, short-term incentive, directors’ fees, or other eligible compensation (including certain long-term incentive awards), your election must be made in accordance with the terms of the Plan and any terms and conditions the Plan administrator may impose.

Eligible Base Salary and Directors’ Fees. To defer all or a part of your eligible base salary or directors’ fees, you must submit your election to the Plan administrator during the annual enrollment period. The annual enrollment period occurs before the first day of the calendar year to which the election applies (generally in November/December of the year prior to the year in which the salary or fee is earned).
Your election will apply only to eligible base salary or directors’ fees earned in the year after the year in which you make the election and your election will not be renewed automatically for the following year. For example, your election during the 2025 enrollment period will apply only to eligible base salary or any directors’ fees earned in 2026. In addition, you cannot change or revoke your election after December 31st of the year in which you make the election.
Short-Term Incentive Awards. To defer all or part of your short-term incentive, you must submit your election to the Plan administrator during the annual enrollment period. The annual enrollment period occurs before the first day of the calendar year to which the election applies (generally in November/December of the year prior to the year in which the award is earned).

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Your election will apply only to any short-term incentive award for the year for which the election applies and your election will not be automatically renewed and will not apply to any award earned in any other year. For example, your election during the 2025 enrollment period will apply only to your short-term incentive earned in 2026 (and payable in 2027). In addition, you cannot change or revoke your election after the December 31st of the year in which you make the election.
For purposes of the Plan, “short-term incentives” do not include any payment that is made in connection with your separation from service prior to the date that the short-term incentive awards for the year are payable to employees generally. In addition, if you receive a short-term incentive award on the date that the short-term incentive awards for the year are payable to employees generally, but have previously separated from service, your short-term incentive deferral election will remain in effect, however, as noted herein, you will not receive a Matching Credit on your deferred award.
Long-Term Incentive Awards. If you are an employee in career Band 2 or above, you are eligible to defer between 20%-100% of your annual Verizon long-term incentive awards granted to you on or after October 13, 2025. To defer all or a part of your annual Verizon long-term incentive award (both Performance Stock Units (PSUs) and Restricted Stock Units (RSUs)), you must submit your election to the Plan administrator during the annual enrollment period. The annual enrollment period occurs before the first day of the calendar year to which the election applies (generally in November/December of the year prior to the year in which the award was granted).
Deferral elections for eligible long-term incentive awards granted during one year will not be automatically renewed and will not apply to awards granted in any other year. For example, your election during the 2025 enrollment period will apply only to PSUs and/or RSUs granted in 2026 (with the RSUs otherwise payable in three annual installments and PSUs payable in 2029). In addition, you cannot change or revoke your election after December 31st of the year in which you make the election.
Newly Eligible Participants. You cannot defer base salary or short-term incentives earned during the year in which you become an Eligible Employee. You will become an Active Participant effective as of January 1 of the year following the year in which you become an Eligible Employee provided you are an Eligible Employee on that date. You may make a deferral election during the annual enrollment period that precedes the date you become an Active Participant. Your deferral election will apply to eligible compensation earned during the following year. Notwithstanding the foregoing, if you are not eligible to participate in the EDP and are hired into a career Band 2 or above position, you will be provided a 30-day window beginning on the date you become an Eligible Employee to make a deferral election with respect to eligible base salary earned and short-term incentives earned in the year you are hired after you make your election. During this 30-day period, you may also be permitted to make a deferral election with respect to eligible long-term incentive awards granted during the year in which you become an Eligible Employee, but your election will apply only to the long-term incentive award(s) if your election is filed before the grant date. If you were previously eligible to participate in the EDP as a non-employee member of the Board that is required to be aggregated with the EDP under section 409A of the Internal Revenue Code (“Section 409A”), special rules apply to determine whether you are considered to be newly eligible for the EDP. These rules will be applied in accordance with Section 409A and Treasury Regulation section 1.409A-2(a) (7).
However, if you become an Eligible Employee after transferring from a Company affiliate for which you were already eligible to defer any compensation under a nonqualified deferred compensation plan of the Company affiliate that is merged into the Plan, the initial eligibility rules described above will not apply to you. Instead, the deferral elections (or non-elections) you made with the Company affiliate under the Company affiliate’s plan will carry over. Those elections will continue to apply to your eligible

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compensation for the year in which you become an Eligible Employee (including, to the extent applicable, bonuses and awards based in whole or in part on service for that year). You will be treated just like all other Active Participants for subsequent deferral elections.
If you become a non-employee member of the Board, you may make a deferral election within 30 days after becoming a newly eligible Board member with respect to any directors’ fees earned after you make your election. If you were previously eligible to participate in the EDP as a non-employee member of the Board or in another deferred compensation plan of a Company affiliate that is required to be aggregated with the EDP under Section 409A, special rules apply to determine whether you are considered to be newly eligible for the EDP. These rules will be applied in accordance with Section 409A and Treasury Regulation section 1.409A-2(a) (7). For example, this special rule could apply if you were eligible to participate in the EDP when your prior service with the Company terminated and you again become a non-employee Board member within 24 months.
Duration and Cancellation of Deferral Elections. A deferral election shall remain in effect only for the year or performance period to which it relates. The Company may, in its sole discretion, cancel a deferral election after it has become irrevocable for a deferral year only in the case of the "disability" or "unforeseeable emergency" of the Active Participant. These rules will be applied in accordance with Section 409A and Treasury Regulation sections 1.409A-3(j)(4)(xii) and (viii).
If you cease to be an Eligible Employee during a calendar year, your deferral elections for that year (if any) will apply for the remainder of that year to (1) your eligible base salary and (2) any short-term incentive awards and/or long-term incentive awards for which you become eligible upon ceasing to be an Eligible Employee and which the Plan administrator determines must be subject to your deferral election in order to comply with Section 409A.
Company Provided Credits
If you are an Eligible Employee and elect to defer all or part of your eligible base salary and/or short-term incentive, you may receive additional credits in your EDP account. These credits are known under the Plan as “Matching Credits.” Matching Credits for base salary deferrals are credited to your EDP account with each applicable pay period. Matching Credits for short-term incentive deferrals are credited to your EDP account on the date that short-term incentive awards for the applicable year are paid to employees generally. To receive Matching Credits on deferrals from your short-term incentive, you must be employed by the Company on the date that short-term incentive awards for the applicable year are paid to employees generally. The balance of your EDP account attributable to Matching Credits, together with any prior Profit Sharing Credits, including any investment earnings (or minus any investment losses) on these credits, are referred to as your “Employer Balance.” Matching Credits are not available for long-term incentive awards.
Non-employee Directors are not eligible for Matching Credits.
For each Plan year, your Matching Credits will be determined as follows:

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The Company will add a “Matching Credit” to your account if you defer eligible base salary and/or short-term incentive under the Plan and if, in the case of deferrals from the short-term incentive, you are employed by the Company on the date the short-term incentive awards for the applicable year are paid to employees generally. You will automatically receive $1.00 for every $1.00 of the first 6% of your eligible base salary and short-term incentive that you defer.
EXAMPLE - You have $50,000 in eligible base salary and receive a $100,000 short-term incentive for 2026. You defer 100% of your eligible base salary and 75% of your short-term incentive into your EDP account. You remain an employee of the Company through the date the short-term incentive is paid (in February of 2027). For the year, you will have $134,000 credited to your EDP account (before crediting earnings and losses), calculated as follows:
Personal Deferral Credits: $125,000 (100% of $50,000 plus 75% of $100,000); and
Matching Credits: $9,000 (Because you have deferred 6% of your total eligible base salary plus short-term incentive into your EDP account).

Investing Your Account
Investment Options
You will be able to allocate your EDP account among the Plan’s hypothetical investment options as long as you are either an Active or an Inactive Participant in the Plan. The hypothetical investment options available under the Plan generally mirror those available under the Savings Plan and are subject to any restrictions imposed by the Savings Plan. In addition, you can allocate your EDP account to a hypothetical “Moody’s” investment fund that provides a return that mirrors the yield on certain long-term, high-grade corporate bonds.
Allocating Your Account Balance Among the Investment Options
If you became a participant in the Plan on January 1, 2005, your initial EDP account balance (if you have one as discussed under “Your Beginning Balance”) will be allocated in the same manner the credits were allocated in the IDP or the Directors’ Plan. Similarly, if you were eligible to participate in the Wireless EDP before it was merged into the EDP, your Wireless EDP account balance allocations will continue to apply. Thereafter, you may elect (or change an existing election) at any time to allocate all or any part of your existing or new base salary and/or short-term incentive Personal Deferral Credits to any of the hypothetical investment options available under the Plan. Any long-term incentive award Personal Deferral Credits attributable to awards granted before 2018 (which include those attributable to both Performance Stock Units (PSUs) and Restricted Stock Units (RSUs)) were initially deposited into the hypothetical “Moody’s” investment fund, and you are eligible to transfer those amounts to any of the other hypothetical investment funds available under the Plan at any time thereafter. However, as noted above and under “Your Beginning Balance”, special rules apply with respect to certain restricted amounts in your EDP account. Any long-term incentive award Personal Deferral Credits attributable to awards granted on or after October 13, 2025 (which include those attributable to both Performance Stock Units (PSUs) and Restricted Stock Units (RSUs)) will be automatically initially deposited into the hypothetical Verizon Stock Fund, and you are eligible, subject to compliance with Verizon’s policies and procedures (including, without limitation, its policies and procedures relating to insider trading and pre-clearance) to transfer those amounts to any of the other hypothetical investment funds available under the Plan at any time thereafter.

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If you do not make an investment election with respect to Personal Deferral Credits, those credits will be invested in the hypothetical “Moody’s” investment fund until you make a valid investment option election.
All of your Company Matching Credits and any prior Profit Sharing Credits are allocated to the hypothetical Verizon Stock Fund, in which the values of units of the Verizon Stock Fund are based primarily on the price of Verizon common stock, but a small portion is invested in cash or cash equivalents and other short-term investments.

If you have at least one year of service with the Company, you may qualify for the following diversification rule associated with the Matching Credits and any prior Profit Sharing Credits: beginning at age 50 you may elect to transfer up to 100% of your Matching and Profit Sharing Credits out of the Verizon Stock Fund to any of the other hypothetical investment funds offered under the Plan.

Exchange Restrictions on Funds
The exchange restrictions that apply to the hypothetical investment funds in the EDP are the same as the exchange restrictions provided for in the Savings Plan.
Distributions from the Plan
Making an Election
At the time that you elect to defer your eligible base salary, short-term incentive award, eligible long-term incentive award (for those in career Band 2 or above) or any directors’ fees, as applicable, you must also elect how and when you would like these deferred amounts to be paid – this is called class year accounting. Your election must be made in accordance with the terms of the Plan, the Plan administrator’s election forms (which may be more restrictive), and any other terms and conditions the Plan administrator may impose.
How You Receive Your Payment. For eligible long-term incentive (LTI) award deferrals commencing October 13, 2025, your benefit may only be distributed in one lump sum payment. For eligible base salary, short-term incentive award, or any directors’ fees, as applicable, you may elect one of the following distribution forms with respect to each class year of deferrals:
•One lump sum payment;
•Annual installments (between 2 and 20 years).
If you elect to receive annual installments, the amount of each installment payment will be equal to a fraction of your account balance on the valuation date (as determined by the Plan administrator) immediately preceding the date of distribution, the numerator of which is one and the denominator of which is the number of installment payments remaining (including the installment payment in question). The final installment will be the remaining balance in your account. For example, if you choose to have your deferral of eligible base salary for 2026 distributed in three annual installments beginning in 2030, the installments will be paid as follows:
•2030: ⅓ of your account balance associated with the 2026 base salary deferral
•2031: ½ of your remaining account balance associated with the 2026 base salary deferral
•2032: The remainder of your account associated with the 2026 base salary deferral.

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When You Receive Payment. You can elect to receive your benefit
•At your “separation from service” within the meaning of Section 409A (subject to a six-month delay if you are a specified employee) or
•On a specified date.
If you elect to receive your distribution upon your separation from service, the lump sum payment or first annual installment, as applicable, will be paid within 60 days following separation from service, unless you are a specified employee, on the date of your separation from service. If you are a specified employee, the lump sum payment (or first annual installment, as applicable) will be paid as soon as administratively practicable after the date that is 6 months from the date of separation from service.

A special rule applies to deferrals of eligible long-term incentive awards by Active Participants who defer such awards. For those deferrals, an election to receive your benefit upon separation from service (including a default election under the rules described below) is considered an election to receive the lump sum payment in the year immediately following the end of the long-term incentive award cycle if you separate from service in an earlier year. For example, if you elected to defer your long-term incentive award granted in 2026 until separation from service and then retire in 2027, your deferral election will remain in effect, and the deferred award, to the extent vested, will be paid in the ordinary course – with RSUs paid on their regularly scheduled payment dates in 2027, 2028 and 2029 and PSUs paid in 2029 after the end of the three-year award cycle. A payment made in the year following the end of the award cycle (when that year is later than the year you separate from service) is considered to be made on a specified date and is not subject to the six-month wait for specified employees. However, you cannot elect to subsequently change such a deferral election under the “Changing an Election” rules described below.

If you elect to receive a distribution of eligible base salary, short-term incentive award, or any directors’ fees based on a specified date, you may not elect a distribution date that is earlier than 2 full years following the year the deferral was credited to your account.

If you elect to receive annual installments based on a specified date, the date you specify will be the date when the first installment is paid.

If you elect annual installments, each subsequent installment will be paid on the anniversary of the first installment payment.

If you are eligible and elect to receive a distribution of an annual long-term incentive award (including both RSUs and PSUs) other than upon separation from service, you may only elect a distribution date of January of the 5th year after the year the annual LTI award was granted to you. For example, if you elect to defer 75% of your short-term incentive for 2026 (paid in 2027) into your EDP account, the earliest date you may specify to receive the 2026 short-term incentive deferral is January 1, 2030. If you elect to defer 75% of your 2026 annual LTI award (consisting of RSUs and PSUs) granted to you in March 2026 into your EDP account, you will receive your 2026 long-term incentive deferral (both RSUs and PSUs) in January 2031.

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Changing an Election
If you elect to receive a distribution based on a specified date, you can subsequently elect to change your prior election with respect to a class year of deferrals, provided that (1) you make the change at least 12 months prior to the originally scheduled distribution date (the date of the first payment in the case of installments), (2) you delay the date you would have otherwise received each distribution by at least 5 years, and (3) you do not elect to receive your distribution sooner or over a shorter period of time than was specified by your prior election.
If you have elected to receive a distribution as of a specific date, you cannot change that election to receive payment at separation from service. In addition, you may not subsequently change the time or form of payment of an amount that you designate to have paid to you on your separation from service. Please keep these rules in mind when you are making your initial elections.

EXAMPLE - You have elected to receive your eligible base salary deferred in 2026 in two annual installments beginning on January 1, 2029. On December 1, 2028, you submit a new election to receive your eligible base salary deferred in 2026 in a lump sum on January 1, 2030. Because you did not submit this new election at least 12 months prior to the date the distributions were scheduled to begin, you did not defer the payment date by at least five years and because you have attempted to change from installments to a lump sum, your new election is invalid, and you will receive your first installment in January 2029. You will receive your second installment in January 2030 because you cannot change your distribution election once your benefit is in pay status and because you cannot change from installments to a lump sum.

If you attempt to modify your election and all or any part of your new election is invalid, any valid election in effect immediately before you submitted the modification will continue to remain in effect. If there is no valid election in effect, the default rules discussed below under “Default Form and Timing of Payments” will apply.
Default Form and Timing of Payments
If you do not make a valid election to receive payments of all or any part of your vested EDP account, you will receive payments of your vested EDP account balance (or the part of your EDP account for which no valid election has been made) in a lump sum within 60 days after the date on which you separate from service with the Company (or as soon as administratively practicable after the date that is 6 months from the date of separation from service if you are a specified employee).
Payment of Company Matching and Profit Sharing Credits
All vested Company Matching Credits and any prior Profit Sharing Credits will be distributed in a lump sum within 60 days after the date you separate from service (or as soon as administratively practicable after the date that is 6 months from the date of separation from service if you are a specified employee). You may not change the payment schedule of these deferrals and you may not elect to receive them on a specified date.

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Special Rules
Twenty-Year Limit on Initial Payment Dates
Your vested Plan benefits must begin to be paid no later than 20 years after you separate from service with the Company. This could affect your benefit payments in the following ways:
•If you elect to receive all or part of your Plan benefit in a single lump sum on a specific date and the date you elect is more than 20 years after the date you separate from service with the Company, you will be deemed to have elected to receive the lump sum 20 years after the date you separate from service;
•If you elect to receive all or part of your Plan benefit in annual installments and the date you elect to commence installments is more than 20 years after the date you separate from service with the Company, you will be deemed to have elected to commence installments 20 years after the date you separate from service.
Special Rule for Distributions Upon Separation From Service
Any payment that is to be made on account of your separation from service cannot be made until you separate from service with the Company and its affiliates. If you transfer from the Company to an affiliate, you will generally not be considered to have separated from service.
Specified Employees
The Plan administrator will determine whether you are a specified employee for purposes of the EDP.

Special Rules that Apply at Disability
If you become disabled before your employment with the Company (or an affiliate) ends, you will receive your Plan benefit according to the terms of any valid election made in accordance with the general terms of the Plan then in effect or, if applicable, under the rules discussed in “Default Form and Timing of Payments” above.
If you become disabled after your employment with the Company (or an affiliate) ends, you may change your election regarding the form and timing of your Plan payments only in accordance with the otherwise applicable terms of the Plan and Section 409A.
Special Rules that Apply at Death
If you die, your beneficiary will receive a lump sum payout of any unpaid portion of your account within 60 days after the supporting documentation is received by the Plan administrator.
You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of your death. Each such designation shall revoke all prior designations you have made with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by you in writing with the Company during your lifetime. In the absence of any such designation, any benefits remaining unpaid under the Plan upon your death shall be paid to your estate.
Your beneficiary or beneficiaries will not be permitted to name their own beneficiaries or to change the form or timing of the benefit payments that they will receive.

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Hardship Payments
You may at any time request payment of all or part of your Personal Deferral Credits if you can demonstrate to the Plan administrator that you have incurred unusual, extraordinary expenses as the result of hardship. The maximum amount that you can withdraw under these circumstances is the amount necessary to relieve the hardship or financial emergency on which the request is based, which may include amounts necessary to pay any Federal, State, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution.
The Plan administrator is required by law to impose significant limitations on the circumstances that qualify as a hardship or financial emergency under the Plan. Generally speaking, to qualify for a distribution of your Personal Deferral Credits, you must demonstrate to the Plan administrator that you have incurred a severe financial hardship resulting from an illness or accident of you, your spouse, beneficiary, or dependent; loss of your property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the service provider.
The Plan administrator will determine in its sole discretion whether you are eligible to receive a distribution and the amount you are eligible to withdraw. A distribution may not be made to the extent that the hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of your assets to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the plan, and the hardship must constitute an “unforeseeable emergency” as determined under section 409A(a)(2)(A) of the Internal Revenue Code.
Vesting and Other Issues

Vesting
“Vesting” refers to your right to the balance in all or part of your EDP account.
Your Employee Balance
You are always 100% vested in your Personal Deferral Credits, unless you and the Company have a written agreement providing that part of your Personal Deferral Credits will vest on a different schedule.
Your Employer Balance
You will be fully vested in your Company Matching Credits and any prior Profit Sharing Credits upon the earliest to occur of the following:
●Your account in the Savings Plan becomes fully vested, which usually occurs after three years of service with the Company (or an affiliate);
●Your employment with the Company or its affiliates is involuntarily terminated without cause;
●You become disabled or die while employed with the Company or its affiliates; or
●There is a change in control of Verizon Communications Inc., as determined by the Plan administrator under the terms of the Plan while you are employed by the Company and its affiliates.

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You will vest in any employer credits transferred to the EDP under the terms of the plan from which those amounts were transferred (although you will vest in any employer credits under the Wireless EDP in accordance with the EDP terms described above). Note: If you are retirement eligible or become retirement eligible under the terms of the Verizon Management Pension Plan, all Retirement Credits will be fully vested on such date.
Forfeiture
You can never forfeit your Personal Deferral Credits or your vested Company Matching and Profit Sharing Credits. However, if you resign from the Company and its affiliates or if you are terminated for cause, you will forfeit any unvested credits in your account. Notwithstanding anything in this Plan to the contrary, and to the extent permitted by governing law, the Plan administrator may offset amounts contained in your account in order to satisfy any unpaid obligation or debt you have to the Company or to satisfy any liabilities that occur with respect to the Company’s restatement of financial results based upon your willful misconduct or gross negligence.
Miscellaneous Matters
Plan Administration
The Plan administrator is the most senior Human Resources officer of the Company, who will generally be the Executive Vice President and Chief Human Resources Officer of the Company. However, if you are an “insider” for purposes of certain securities laws, the Plan administrator is the Human Resources Committee of the Company’s Board of Directors. The Plan administrator has full discretionary authority and responsibility to administer and interpret the Plan, and has the discretion to charge participants for reasonable Plan administration expenses. All decisions of the Plan administrator are final and controlling for purposes of the Plan.
Amendment and Termination
The Company intends to operate the Plan indefinitely. However, the Company has the right to amend or terminate the Plan at any time as long as (except with respect to certain changes in the law) no amendment or termination adversely affects the present dollar value of the vested balance in your EDP account at the time the amendment is adopted or the Plan is terminated. In addition, for five years following a change in control of Verizon Communications Inc., no amendment may adversely affect your rights under the Plan other than your right to future Matching Credits or, if reinstated, Profit Sharing Credits.
Effect on Other Benefit Plans
By participating in the Plan, you agree that the Plan will provide all of your Company-sponsored non-qualified deferred compensation benefits earned or vested since January 1, 2005 other than any benefit payable under the Verizon Excess Savings Plan. You are no longer eligible to make personal contributions or receive company contributions under the IDP, the Directors’ Plan, or the Verizon Wireless Executive Savings Plan (“ESP”).
However, amounts you deferred into the IDP, Directors’ Plan, or ESP that were vested on or before December 31, 2004, and were not transferred to the EDP will remain in those plans and are subject to the applicable provisions of those plans as they may be amended from time to time. Amounts you deferred into the IDP or Directors’ Plan that were not vested on or before December 31, 2004 and that were transferred to the EDP as of January 1, 2005, will be subject to the terms of the EDP and not subject to the terms of the IDP or Directors’ Plan after December 31, 2004.

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Plan Accounts and Hypothetical Investments
Your EDP account is a bookkeeping account. That is, your Employee Balance and your Employer Balance are maintained for bookkeeping purposes only. The Plan does not have any funds or assets.
Similarly, the investments referred to in the Plan are hypothetical in nature. Because your EDP account is only hypothetical, the Plan administrator will not necessarily make any actual investments in accordance with the Plan or your instructions. Nonetheless, the Plan administrator will track the performance of the investments that correspond to the hypothetical investments in your EDP account, and the value of your EDP account will be adjusted to reflect the gains (and losses) of the investments corresponding to the hypothetical investments in your account.
No Plan Assets or Trust
Unlike the Savings Plan and the Verizon Management Pension Plan, the EDP is not funded and has no trust or assets to secure your benefits. (If the EDP were funded by a trust, you would be subject to immediate income tax on your vested Plan benefits, even though you would not receive your vested Plan benefits until some future date—possibly many years in the future.) Consequently, in the event that the Company becomes bankrupt, you will only be a general, unsecured creditor of the Company with respect to the balance in your EDP account, and you may not receive all of your EDP benefits.
Assignment ad Alienation
In general, your rights under the Plan may not be assigned or pledged. However, the Plan will recognize and abide by the terms of certain domestic relations orders. In addition, notwithstanding anything in this Plan to the contrary, and to the extent permitted by governing law, the Plan administrator may offset amounts contained in your account in order to satisfy any unpaid obligation or debt you have to the Company or to satisfy any liabilities that occur with respect to the Company’s restatement of financial results based upon your willful misconduct or gross negligence.
Withholding and Other Tax Consequences
Your employer has full authority to withhold any taxes (including employment taxes) applicable to amounts deferred from your compensation, credits made to your EDP account, or payments of your Plan benefit. All personal deferrals and Matching Credits (as well as any prior Profit Sharing Credits) to the EDP are subject to FICA taxes (Medicare and Social Security up to annual limits).
Continued Employment
Nothing in the Plan confers on you the right to continue in the employment or service of the Company or to receive an annual base salary of any particular amount.
Compliance with Law
The Plan is intended (1) to comply with Section 409A, as amended and official guidance issued thereunder, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated, construed and administered in a manner consistent with these intentions.

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The Company, in its reasonable discretion, may amend the Plan (including retroactively) in any manner to conform with Section 409A as amended and official guidance issued thereunder. Despite the foregoing, the Company will not guarantee any particular tax effect to any person of participation in the Plan. In any event, and except for tax withholding obligations, the Company will have no obligation relating to any tax or penalty applicable to any person as a result of participation in the Plan.
For purposes of this Plan, the terms “separation from service” or “separates from service” or “separating from service” means a “separation from service” within the meaning of Section 409A.
Claims
The Company shall provide to participants upon request, a copy of the claims procedure that shall apply in handling claims and appeals under the Plan, which shall comply with the requirement of ERISA Section 503.
If you believe you are entitled to have received benefits but you have not received them, you must accept any payment made under the Plan and make prompt and reasonable, good faith efforts to collect the remaining portion of the payment, as determined under Treasury Regulation section 1.409A-3(g). For this purpose (and as determined under such regulation), efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts, unless you provide notice to the Plan administrator within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and the regulations under Section 409A, and unless, if not paid, you take further enforcement measures within 180 days after such latest date.

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